Exhibit 99.1

FOR IMMEDIATE RELEASE

POOL CORPORATION REPORTS RECORD 2017 RESULTS
AND PROVIDES 2018 EARNINGS GUIDANCE

Highlights include:

•	Record annual sales of $2.79 billion up 8% from 2016 including 15% growth in Q4 2017

•	Record 2017 operating margin of 10.2% with base business operating margin up 40 bps for the year

•	Record 2017 diluted EPS of $4.51, an increase of 30% over 2016, 15% excluding tax-related benefits

•	2018 diluted EPS guidance range of $5.36 to $5.61, an increase of 27% to 33% over 2017
______________________

COVINGTON, LA. (February 15, 2018) – Pool Corporation (NASDAQ/GSM:POOL) today announced fourth quarter and full year 2017 results.

“We experienced our fair share of opportunities and challenges in 2017 to generate diluted earnings per share growth of 15% over last year, on a comparable tax basis. We produced sales growth of 8% in 2017 on top of sales growth of 9% in 2016 and converted this into solid earnings growth, primarily due to executing our strategies in pursuit of our mission every day,” commented Manuel Perez de la Mesa, President and CEO.

Net sales increased 8% to a record high of $2.79 billion for the year ended December 31, 2017 compared to $2.57 billion in 2016. Pool remodeling, equipment replacement and the expansion of building materials and commercial products were the major contributors to base business sales growth of 7% for the year.

Gross profit reached a record $805.3 million for the year ended December 31, 2017, a 9% increase over gross profit of $741.1 million in 2016. Gross profit as a percentage of net sales (gross margin) grew 10 basis points to 28.9% for 2017 compared to 28.8% in 2016.

Selling and administrative expenses (operating expenses) increased 7% to $520.9 million for 2017, up from $485.2 million in 2016, with base business operating expenses up 5% over last year. The increase in base business operating expenses was primarily due to higher growth-driven labor and freight expenses, as well as greater employee benefit costs, equity-based compensation, and technology spending. As a percentage of net sales, operating expenses declined 20 basis points and 30 basis points on base business results.

Operating income for the year increased 11% to $284.4 million, up from $255.9 million in 2016. Operating income as a percentage of net sales (operating margin) increased to a record 10.2% in 2017 compared to 10.0% in 2016, with a 40 basis point increase on base business results.

Our provision for income taxes for 2017 was impacted by both U.S. tax reform and Accounting Standards Update (ASU) 2016-09, Improvements to Employee Share-Based Payment Accounting. As a result of the recently enacted tax legislation, we recorded a provisional tax benefit of $12.0 million in the fourth quarter of 2017, which reflects remeasurement of our net deferred tax liability. Going forward we expect our effective tax rate to approximate 25.5%, which is an improvement over our historical rate of approximately 38.5%, both of which exclude the impact of ASU 2016-09. We have not finalized our accounting for the tax effects of tax reform; however our net benefit is based on reasonable estimates for those tax effects. In addition to the impact from tax reform, we recorded a $12.6 million benefit in our provision for income taxes for the year ended December 31, 2017 related to ASU 2016-09, which positively impacted our net income and earnings per share, but was partially offset by an increase of approximately 550,000 diluted weighted average shares outstanding. The combination of both tax reform and ASU 2016-09 resulted in a total net benefit of $0.52 to our diluted earnings per share in 2017.

Net income attributable to Pool Corporation increased 29% to a record $191.6 million in 2017 compared to $149.0 million in 2016. Earnings per share increased 30% to a record $4.51 per diluted share compared to $3.47 per diluted share in 2016. Excluding the $0.28 per diluted share impact of tax reform and the $0.24 per diluted share impact of ASU 2016-09, diluted earnings per share increased 15% over last year. Adjusted EBITDA (as defined in the addendum to this release) increased 12% to $322.2 million in 2017 compared to $286.4 million in 2016, or 11.6% of net sales in 2017 compared to 11.2% of net sales in 2016.

On the balance sheet at December 31, 2017, total net receivables, including pledged receivables, increased 18% over the prior year, reflective of fourth quarter sales growth and two acquisitions completed in December. Inventory levels grew 10% to $536.5 million compared to $486.1 million last year. Total debt outstanding was $519.7 million, an increase of $81.6 million or 19% over last year’s balance, primarily to fund share repurchases and working capital growth.

Cash provided by operations was $175.3 million in 2017. Compared to 2016, cash provided by operations was $9.9 million higher primarily due to the increase in net income, partially offset by changes in working capital. Excluding the net income benefit from tax changes, cash provided by operations approximates net income for 2017.

Net sales increased 15% to $510.2 million for the fourth quarter of 2017 up from $445.2 million in the fourth quarter of 2016. Gross margin declined 20 basis points to 28.5% in the fourth quarter of 2017. Operating income for the fourth quarter of 2017 was $17.3 million compared to $9.7 million in the same period last year. Operating margin increased 120 basis points in the quarter, including a 140 basis point increase in base business operating margin. This improvement is on top of the 80 basis point operating margin growth for base business in the fourth quarter of 2016. Base business operating expenses as a percentage of net sales declined 160 basis points in the fourth quarter of 2017. Net income attributable to Pool Corporation for the fourth quarter of 2017 was $25.7 million compared to $2.6 million in the comparable 2016 period. Earnings per diluted share was $0.62 for the fourth quarter of 2017, or $0.21 excluding the $0.29 per diluted share impact from tax reform and the $0.12 per diluted share impact from the new accounting pronouncement, compared to $0.06 for the same period last year.

“We are optimistic about the opportunities available to us given the attractive long term attributes of our industry to enhance the quality of outdoor home life. Based on our continued investments in our people, tools and resources, and considering our very strong finish to 2017, we expect earnings for 2018 will be in the range of $5.36 to $5.61 per diluted share, including an estimated $0.13 favorable impact from ASU 2016-09. This range also reflects our expected 2018 tax rate including tax reform legislation,” said Perez de la Mesa.

Based on our December 31, 2017 stock price, we estimate that we have approximately $5.4 million in unrealized excess tax benefits related to stock options that will expire in the first quarter of 2018 and restricted awards that will vest in 2018, which we have included in our earnings guidance range. Additional tax benefits could be recognized related to stock option exercises in 2018 from grants that expire in years after 2018, for which we have not included any expected benefits.
POOLCORP is the world’s largest wholesale distributor of swimming pool and related backyard products. As of December 31, 2017, POOLCORP operates 351 sales centers in North America, Europe, South America and Australia, through which it distributes more than 160,000 national brand and private label products to roughly 100,000 wholesale customers. For more information, please visit www.poolcorp.com.

This news release includes “forward-looking” statements that involve risk and uncertainties that are generally identifiable through the use of words such as “believe,” “expect,” “intend,” “plan,” “estimate,” “project,” “should” and similar expressions and include projections of earnings. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur. Actual results may differ materially due to a variety of factors, including the sensitivity of our business to weather conditions, changes in the economy and the housing market, our ability to maintain favorable relationships with suppliers and manufacturers, competition from other leisure product alternatives and mass merchants, excess tax benefits or deficiencies recognized under ASU 2016-09 and other risks detailed in POOLCORP’s 2016 Annual Report on Form 10-K filed with the Securities and Exchange Commission. In addition, this press release includes forward-looking statements and estimates regarding the effects of the Tax Cuts and Jobs Act, which are based on our current interpretation of this legislation and on reasonable estimates and may change as a result of new guidance issued by regulators or changes in our estimates.

Curtis J. Scheel
Director of Investor Relations
985.801.5341
curtis.scheel@poolcorp.com

POOL CORPORATION
Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016 (1)

Net sales	$510,183	$445,235	$2,788,188	$2,570,803
Cost of sales	364,785	317,458	1,982,899	1,829,716
Gross profit	145,398	127,777	805,289	741,087
Percent	28.5%	28.7%	28.9%	28.8%

Selling and administrative expenses	128,139	118,034	520,918	485,228
Operating income	17,259	9,743	284,371	255,859
Percent	3.4%	2.2%	10.2%	10.0%

Interest and other non-operating expenses, net	3,581	4,527	15,189	14,481
Income before income taxes and equity earnings	13,678	5,216	269,182	241,378
Provision for income taxes (2) (3)	(11,969)	2,687	77,982	92,931
Equity earnings in unconsolidated investments, net	18	43	139	156
Net income	25,665	2,572	191,339	148,603
Net loss attributable to noncontrolling interest	—	43	294	352
Net income attributable to Pool Corporation	$25,665	$2,615	$191,633	$148,955

Earnings per share:
Basic	$0.64	$0.06	$4.69	$3.56
Diluted	$0.62	$0.06	$4.51	$3.47
Weighted average shares outstanding:
Basic	40,164	41,218	40,838	41,872
Diluted	41,715	42,310	42,449	42,984

Cash dividends declared per common share	$0.37	$0.31	$1.42	$1.19

(1)	Derived from audited financial statements.

(2)
Upon adoption of ASU 2016-09, Improvements to Employee Share-Based Payment Accounting, we were required to recognize all excess tax benefits or deficiencies related to share-based compensation as a component of our income tax provision on our Consolidated Statements of Income, rather than a component of stockholders’ equity on our Condensed Consolidated Balance Sheets. We adopted this guidance during the first quarter of 2017 on a prospective basis, and as such, our prior year presentation has not changed.

(3)	Our income tax provision reflects a benefit realized in the fourth quarter of 2017 related to the enactment of the Tax Cuts and Jobs Act.

POOL CORPORATION
Condensed Consolidated Balance Sheets
(In thousands)

	December 31,	December 31,	Change
	2017	2016 (1)	$	%

Assets
Current assets:
Cash and cash equivalents	$29,940	$21,956	$7,984	36%
Receivables, net (2)	76,597	61,437	15,160	25
Receivables pledged under receivables facility	119,668	104,714	14,954	14
Product inventories, net (3)	536,474	486,116	50,358	10
Prepaid expenses and other current assets	19,569	15,318	4,251	28
Deferred income taxes (4)	—	6,016	(6,016)	(100)
Total current assets	782,248	695,557	86,691	12

Property and equipment, net	100,939	83,290	17,649	21
Goodwill	189,435	184,795	4,640	3
Other intangible assets, net	13,223	13,326	(103)	(1)
Equity interest investments	1,127	1,172	(45)	(4)
Other assets (4)	14,090	15,955	(1,865)	(12)
Total assets	$1,101,062	$994,095	$106,967	11%

Liabilities, redeemable noncontrolling interest and stockholders’ equity
Current liabilities:
Accounts payable	$245,249	$230,728	$14,521	6%
Accrued expenses and other current liabilities (4)	65,482	64,387	1,095	2
Short-term borrowings and current portion of long-term debt	10,835	1,105	9,730	881
Total current liabilities	321,566	296,220	25,346	9

Deferred income taxes (4)	24,585	34,475	(9,890)	(29)
Long-term debt, net	508,815	436,937	71,878	16
Other long-term liabilities	22,950	18,966	3,984	21
Total liabilities	877,916	786,598	91,318	12
Redeemable noncontrolling interest	—	2,287	(2,287)	(100)
Total stockholders’ equity	223,146	205,210	17,936	9
Total liabilities, redeemable noncontrolling interest and stockholders’ equity	$1,101,062	$994,095	$106,967	11%

(1)	Derived from audited financial statements.

(2)	The allowance for doubtful accounts was $3.9 million at December 31, 2017 and $4.1 million at December 31, 2016.

(3)	The inventory reserve was $6.3 million at December 31, 2017 and $6.5 million at December 31, 2016.

(4)
Upon adoption of ASU 2015-17, Balance Sheet Classification of Deferred Taxes, we were required to reclassify all of our deferred tax assets and liabilities as noncurrent on our Condensed Consolidated Balance Sheets. We adopted this guidance in the first quarter of 2017 on a prospective basis, and as such, our prior year balances or classifications have not changed.

POOL CORPORATION
Condensed Consolidated Statements of Cash Flows
(In thousands)

	Year Ended
	December 31,
	2017	2016 (1)	Change
Operating activities
Net income	$191,339	$148,603	$42,736
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	24,157	20,338	3,819
Amortization	1,568	1,639	(71)
Share-based compensation	12,482	9,902	2,580
Excess tax benefits from share-based compensation (2)	—	(7,370)	7,370
Equity earnings in unconsolidated investments, net	(139)	(156)	17
Net (gains) losses on foreign currency transactions	(171)	679	(850)
Other (3)	(3,976)	7,862	(11,838)
Changes in operating assets and liabilities, net of effects of acquisitions:
Receivables	(21,903)	(5,666)	(16,237)
Product inventories	(35,783)	(8,050)	(27,733)
Prepaid expenses and other assets	(4,096)	(3,077)	(1,019)
Accounts payable	5,077	(17,896)	22,973
Accrued expenses and other current liabilities	6,756	18,570	(11,814)
Net cash provided by operating activities	175,311	165,378	9,933

Investing activities
Acquisition of businesses, net of cash acquired	(12,834)	(19,730)	6,896
Purchase of property and equipment, net of sale proceeds	(39,390)	(34,352)	(5,038)
Other investments, net	4	24	(20)
Payments to fund credit agreement	—	(5,322)	5,322
Collections from credit agreement	—	3,737	(3,737)
Net cash used in investing activities	(52,220)	(55,643)	3,423

Financing activities
Proceeds from revolving line of credit	1,067,868	1,154,090	(86,222)
Payments on revolving line of credit	(1,011,977)	(1,072,557)	60,580
Proceeds from asset-backed financing	161,600	155,000	6,600
Payments on asset-backed financing	(145,100)	(126,500)	(18,600)
Proceeds from short-term borrowings and current portion of long-term debt	27,333	18,442	8,891
Payments on short-term borrowings and current portion of long-term debt	(17,603)	(19,037)	1,434
Payments of deferred acquisition consideration	(324)	—	(324)
Payments of deferred financing costs	(1,104)	(69)	(1,035)
Purchase of redeemable non-controlling interest	(2,573)	—	(2,573)
Excess tax benefits from share-based compensation (2)	—	7,370	(7,370)
Proceeds from stock issued under share-based compensation plans	11,466	11,752	(286)
Payments of cash dividends	(58,029)	(49,749)	(8,280)
Purchases of treasury stock	(146,006)	(178,414)	32,408
Net cash used in financing activities	(114,449)	(99,672)	(14,777)
Effect of exchange rate changes on cash and cash equivalents	(658)	(1,344)	686
Change in cash and cash equivalents	7,984	8,719	(735)
Cash and cash equivalents at beginning of period	21,956	13,237	8,719
Cash and cash equivalents at end of period	$29,940	$21,956	$7,984

(1)	Derived from audited financial statements.

(2)
Upon adoption of ASU 2016-09, Improvements to Employee Share-Based Payment Accounting, the excess tax benefit from share‑based compensation is no longer reclassified out of operating income tax cash flows and no longer reported as a financing activity. We adopted this guidance on a prospective basis, and as such, our prior year presentation has not changed.

(3)	The Tax Cuts and Jobs Act resulted in an additional $12.0 million of net income in 2017, all of which was non-cash.

ADDENDUM

Base Business

The following tables break out our consolidated results into the base business component and the excluded components (sales centers excluded from base business):

(Unaudited)	Base Business		Excluded		Total
(in thousands)	Three Months Ended		Three Months Ended		Three Months Ended
	December 31,		December 31,		December 31,
	2017	2016	2017	2016	2017	2016
Net sales	$503,226	$444,218	$6,957	$1,017	$510,183	$445,235

Gross profit	143,447	127,469	1,951	308	145,398	127,777
Gross margin	28.5%	28.7%	28.0%	30.3%	28.5%	28.7%

Operating expenses	124,636	117,440	3,503	594	128,139	118,034
Expenses as a % of net sales	24.8%	26.4%	50.4%	58.4%	25.1%	26.5%

Operating income (loss)	18,811	10,029	(1,552)	(286)	17,259	9,743
Operating margin	3.7%	2.3%	(22.3)%	(28.1)%	3.4%	2.2%

(Unaudited)	Base Business		Excluded		Total
(in thousands)	Year Ended		Year Ended		Year Ended
	December 31,		December 31,		December 31,
	2017	2016	2017	2016	2017	2016
Net sales	$2,749,672	$2,558,368	$38,516	$12,435	$2,788,188	$2,570,803

Gross profit	793,866	737,335	11,423	3,752	805,289	741,087
Gross margin	28.9%	28.8%	29.7%	30.2%	28.9%	28.8%

Operating expenses	508,273	481,924	12,645	3,304	520,918	485,228
Expenses as a % of net sales	18.5%	18.8%	32.8%	26.6%	18.7%	18.9%

Operating income (loss)	285,593	255,411	(1,222)	448	284,371	255,859
Operating margin	10.4%	10.0%	(3.2)%	3.6%	10.2%	10.0%

We have excluded the results of the following acquisitions from base business for the periods identified:

Acquired	Acquisition Date	Net Sales Centers Acquired	Periods Excluded
Chem Quip, Inc. (1) (2)	December 2017	5	December 2017
Intermark	December 2017	1	December 2017
E-Grupa	October 2017	1	October - December 2017
New Star Holdings Pty. Ltd.	July 2017	1	July - December 2017
Lincoln Aquatics (1)	April 2017	1	May - December 2017
Metro Irrigation Supply Company Ltd. (1)	April 2016	8	January - June 2017 and April - June 2016
The Melton Corporation (1)	November 2015	2	January 2017 and January 2016
Seaboard Industries, Inc. (1)	October 2015	3	January 2017 and January 2016

(1)	We acquired certain distribution assets of each of these companies.

(2)
We completed this acquisition on December 29, 2017. Thus we reported no results of operations in fiscal 2017 for this acquisition due to the acquisition date; however the related sales centers are included in the sales center count below.

When calculating our base business results, we exclude sales centers that are acquired, closed or opened in new markets for a period of 15 months. We also exclude consolidated sales centers when we do not expect to maintain the majority of the existing business and existing sales centers that are consolidated with acquired sales centers.

We generally allocate corporate overhead expenses to excluded sales centers on the basis of their net sales as a percentage of total net sales. After 15 months of operations, we include acquired, consolidated and new market sales centers in the base business calculation including the comparative prior year period.

The table below summarizes the changes in our sales centers during 2017.

December 31, 2016	344
Acquired locations	9
New locations	1
Consolidated locations	(3)
December 31, 2017	351

Adjusted EBITDA

We define Adjusted EBITDA as net income or net loss plus interest expense, income taxes, depreciation, amortization, share‑based compensation, goodwill and other non-cash impairments and equity earnings or losses in unconsolidated investments.  Adjusted EBITDA is not a measure of cash flow or liquidity as determined by generally accepted accounting principles (GAAP). We have included Adjusted EBITDA as a supplemental disclosure because we believe that it is widely used by our investors, industry analysts and others as a useful supplemental liquidity measure in conjunction with cash flows provided by or used in operating activities to help investors understand our ability to provide cash flows to fund growth, service debt and pay dividends as well as compare our cash flow generating capacity from year to year.

We believe Adjusted EBITDA should be considered in addition to, not as a substitute for, operating income or loss, net income or loss, cash flows provided by or used in operating, investing and financing activities or other income statement or cash flow statement line items reported in accordance with GAAP. Other companies may calculate Adjusted EBITDA differently than we do, which may limit its usefulness as a comparative measure.

The table below presents a reconciliation of net income to Adjusted EBITDA.

(Unaudited)	Year Ended December 31,
(in thousands)	2017	2016

Net income	$191,339	$148,603
Add:
Interest and other non-operating expenses (1)	15,360	13,802
Provision for income taxes	77,982	92,931
Share-based compensation	12,482	9,902
Goodwill impairment	—	—
Equity earnings in unconsolidated investments, net	(139)	(156)
Depreciation	24,157	20,338
Amortization (2)	976	1,012
Adjusted EBITDA	$322,157	$286,432

(1)	Shown net of interest income and net of gains and losses on foreign currency transactions and includes amortization of deferred financing costs as discussed below.

(2)
Excludes amortization of deferred financing costs of $592 for 2017 and $627 for 2016. This non-cash expense is included in Interest and other non-operating expenses, net on the Consolidated Statements of Income.

The table below presents a reconciliation of Adjusted EBITDA to net cash provided by operating activities. Please see page 6 for our Condensed Consolidated Statements of Cash Flows.

(Unaudited)	Year Ended December 31,
(in thousands)	2017	2016

Adjusted EBITDA	$322,157	$286,432
Add:
Interest and other non-operating expenses, net of interest income	(14,768)	(13,175)
Provision for income taxes	(77,982)	(92,931)
Net (gains) losses on foreign currency transactions	(171)	679
Excess tax benefits from share-based compensation	—	(7,370)
Other	(3,976)	7,862
Change in operating assets and liabilities	(49,949)	(16,119)
Net cash provided by operating activities	$175,311	$165,378